Exhibit 21.2

Subsidiaries of Petrol Oil and Gas, Inc.

As of December 31, 2006

Name of Subsidiary	State of Incorporation

Neodesha Pipeline, Inc.	Nevada
Coal Creek Pipeline, Inc.	Nevada